Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Tom Matthews	Charles Messman, Todd Kehrli
Chief Strategy Officer	MKR Group
949-362-5800	323-468-2300
ir@mkr-group.com
SMITH MICRO SOFTWARE REPORTS RECORD FOURTH QUARTER
AND FISCAL YEAR 2010 FINANCIAL RESULTS
Total Year Revenues $130.5 Million; Fourth Quarter Revenues $35.3 Million
Total Year GAAP EPS of $0.36, Non-GAAP Diluted EPS of $0.98
Aliso Viejo, CA, February 24, 2011 — Smith Micro Software, Inc. (NASDAQ: SMSI), a leading developer and marketer of software solutions and services for the mobility market, today reported financial results for the fiscal 2010 fourth quarter and full year ended December 31, 2010.
“Our solid fourth quarter performance contributed to closing out fiscal 2010 as a very strong year where we achieved both record revenues and profitability,” said William W. Smith Jr., President and CEO of Smith Micro Software. “In addition to delivering outstanding financial results, during the year we embarked on several key new initiatives within the Company designed to put us in position to capture new opportunities emerging with the rapid adoption of broadband mobile data services along with the deployments of 4G next generation wireless networks.”
Mr. Smith concluded, “We are encouraged by the early response to some of our key initiatives such as our Quicklink Mobile Hotspot Manager powered by our SODA (Secure on-Device API) that will bring a new level of manageability to the mobile hotspot users experience while enabling carriers and device manufacturers with increased efficiencies and velocity to market with these exciting new products.”
Smith Micro reported revenues of $35.3 million for the fourth quarter ended December 31, 2010, an 18.8% increase over revenues of $29.7 million reported in the fourth quarter of 2009.
Fourth quarter gross profit on a GAAP basis increased $5.1 million to $31.2 million, an increase of 19.3% from the fourth quarter of 2009. On a non-GAAP basis (which excludes amortization of intangibles and stock compensation), fourth quarter gross profit was $32.6 million, an increase of $5.0 million, or 18.1%,

Smith Micro Software Fourth Quarter 2010 Financial Results	Page 2 of 7
from the $27.6 reported in the fourth quarter of 2009.
GAAP gross profit as a percentage of revenues was 88.5% for the fourth quarter of 2010, compared with 88.2% for the fourth quarter of 2009. Non-GAAP gross profit as a percentage of revenues was 92.3% for the fourth quarter of 2010, compared to 92.9% for the same quarter last year.
GAAP net income for the fourth quarter of 2010 was $5.8 million, or $0.16 per diluted share, compared to $1.2 million, or $0.04 per diluted share, for the fourth quarter of 2009.
Non-GAAP net income (which excludes amortization of intangibles, stock compensation and non-cash tax expense) for the fourth quarter of 2010 was $13.0 million, or $0.37 per diluted share, compared to $8.9 million, or $0.26 per diluted share, for the fourth quarter of 2009.
Total cash and cash equivalents and short-term investments at December 31, 2010 increased $26.7 million during 2010 to $72.6 million, up from $45.9 million at December 31, 2009.
For the fiscal year ended December 31, 2010, the Company reported net revenues of $130.5 million, a 21.6% increase over net revenues of $107.3 million reported for fiscal 2009.
Full year gross profit on a GAAP basis of $115.0 million increased $23.2 million, or 25.3%, from $91.8 million reported for fiscal 2009.
On a non-GAAP basis (which excludes amortization of intangibles and stock compensation), gross profit was $121.0 million, an increase of $24.1 million, or 24.9%, from the same period last year.
GAAP net income for the fiscal year ended December 31, 2010 was $12.3 million, or $0.36 per diluted share, compared to a net income of $4.8 million, or $0.14 per diluted share, for fiscal 2009.
Non-GAAP net income (which excludes amortization of intangibles, stock compensation and non-cash tax expense) for the fiscal year ended December 31, 2010 was $33.9 million, or $0.98 per diluted share, compared to non-GAAP net income of $25.1 million, or $0.76 per diluted share, for fiscal 2009.
The Company uses a non-GAAP reconciliation of gross profit, income before taxes, net income and earnings per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation, since amortization of intangibles from acquisitions, stock compensation, and non-cash tax expense are excluded from the non-GAAP earnings calculation. This presentation may be considered more indicative of our ongoing

Smith Micro Software Fourth Quarter 2010 Financial Results	Page 3 of 7
operational performance. The tables below present the differences between non-GAAP earnings and net income on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.
Financial Guidance:
Based on current financial data and management’s current plans and assumptions, Smith Micro is projecting that its revenues for fiscal first quarter of 2011 will be between $15 million to $20 million.
Investor Conference Call:
Smith Micro Software will hold an investor conference call today to discuss the Company’s fourth quarter and fiscal year 2010 results at 4:30 p.m. ET, February 24, 2011. To access the call dial (800) 762-8779 and when prompted provide the pass code “SMSI.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.smithmicro.com in the Investor Relations section.
About Smith Micro Software, Inc.:
Smith Micro Software, Inc. creates new possibilities by developing mobile applications and solutions to solve customer problems. Through our insight into the market, we develop new applications that put you in control of your digital lifestyle. Our portfolio of products and services spans Connectivity Management, Communications and Content Management solutions.
To complete Smith Micro’s solutions, the company also provides server software applications and services to help its customers manage their software investments.
Safe Harbor Statement:
This release may contain forward-looking statements that involve risks and uncertainties, including without limitation forward-looking statements relating to the company’s quarterly revenues guidance, its financial prospects and other projections of its performance, the company’s ability to increase its business and the anticipated timing and financial performance of its new products and potential acquisitions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for the company’s products from its customers and their end-users, new and changing technologies, customer acceptance of those technologies, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K, 10-Q, and 8-K,

Smith Micro Software Fourth Quarter 2010 Financial Results	Page 4 of 7
could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.
Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.
Note: Financial Schedules Attached

Smith Micro Software Fourth Quarter 2010 Financial Results	Page 5 of 7
Smith Micro Software, Inc.
Reconciliation of GAAP to Non-GAAP Results
(in thousands, except per share amounts — unaudited)

		Stock			Non-
	GAAP	Comp.	Amort.	Taxes	GAAP
Three Months Ended 12/31/10:
Gross profit	$31,235	$25	$1,310	$0	$32,570
Income before taxes	$5,946	$3,141	$2,078	$0	$11,165
Net income	$5,775	$3,141	$2,078	$2,007	$13,001
EPS-diluted	$0.16	$0.09	$0.06	$0.06	$0.37

Three Months Ended 12/31/09:
Gross profit	$26,184	$28	$1,356	$0	$27,568
Income before taxes	$3,785	$2,344	$2,383	$0	$8,512
Net income	$1,216	$2,344	$2,383	$2,934	$8,877
EPS-diluted	$0.04	$0.07	$0.07	$0.08	$0.26

Fiscal Year Ended 12/31/10:
Gross profit	$114,994	$101	$5,856	$0	$120,951
Income before taxes	$18,511	$11,613	$8,882	$0	$39,006
Net income	$12,346	$11,613	$8,882	$1,038	$33,879
EPS-diluted	$0.36	$0.34	$0.26	$0.02	$0.98

Fiscal Year Ended 12/31/09:
Gross profit	$91,793	$184	$4,888	$0	$96,865
Income before taxes	$11,490	$9,824	$8,794	$0	$30,108
Net income	$4,752	$9,824	$8,794	$1,704	$25,074
EPS-diluted	$0.14	$0.30	$0.27	$0.05	$0.76

Smith Micro Software Fourth Quarter 2010 Financial Results	Page 6 of 7
Smith Micro Software, Inc.
Statements of Operations for the Three and Twelve Months Ended December 31, 2010 and 2009
(in thousands, except per share amounts)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(audited)

Revenues	$35,274	$29,685	$130,501	$107,279
Cost of revenues	4,039	3,501	15,507	15,486

Gross profit	31,235	26,184	114,994	91,793

Operating expenses:
Selling and marketing	7,676	6,628	29,708	24,999
Research and development	11,564	10,464	42,759	36,530
General and administrative	6,064	5,193	24,146	19,155

Total operating expenses	25,304	22,285	96,613	80,684

Operating income	5,931	3,899	18,381	11,109
Interest and other income (expense)	15	(114)	130	381

Income before taxes	5,946	3,785	18,511	11,490

Income tax expense	171	2,569	6,165	6,738

Net income	$5,775	$1,216	$12,346	$4,752

Earnings per share:
Basic	$0.17	$0.04	$0.36	$0.15
Diluted	$0.16	$0.04	$0.36	$0.14

Weighted average shares outstanding:
Basic	34,540	33,200	34,204	32,438
Diluted	35,111	33,675	34,615	32,897

Smith Micro Software Fourth Quarter 2010 Financial Results	Page 7 of 7
Smith Micro Software, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2010	2009
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash & cash equivalents	$17,856	$14,577
Short term investments	54,694	31,284
Accounts receivable, net	29,812	24,147
Income tax receivable	2,872	980
Inventory, net	370	406
Prepaid and other assets	1,167	1,506
Deferred tax asset	2,565	2,696

Total current assets	109,336	75,596
Equipment & improvements, net	11,623	8,193
Goodwill	94,231	94,320
Intangible assets, net	19,459	27,662
Other assets	243	163

TOTAL ASSETS	$234,892	$205,934

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,592	$4,215
Accrued liabilities	8,444	11,359
Deferred revenue	1,667	1,317

Total current liabilities	14,703	16,891

Deferred rent and other long-term liabilities	197	70
Deferred tax liability	1,727	994

Total non-current liabilities	1,924	1,064

Stockholders’ equity:
Common stock	35	33
Additional paid in capital	201,702	183,756
Accumulated other comprehensive loss	(10)	(2)
Accumulated earnings	16,538	4,192

Total stockholders’ equity	218,265	187,979

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$234,892	$205,934